Exhibit 2.2
AMENDMENT NO. 3 TO
MANAGEMENT COOPERATION AGREEMENT
     AMENDMENT NO. 3, dated as of May 27, 2008 (this “Amendment No. 3”), to the MANAGEMENT COOPERATION AGREEMENT, dated as of June 1, 2007, as amended by Amendment No. 1 thereto, dated as of July 18, 2007 and Amendment No. 2 thereto, dated as of September 27, 2007 (as amended, the “Management Cooperation Agreement”), is entered into by and among CKX, Inc., a Delaware corporation (the “Company”), and each of the holders of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth on Schedule I hereto (each a “Stockholder”). All terms not herein defined shall have the meanings as set forth in the Management Cooperation Agreement.
W I T N E S S E T H:
     WHEREAS, the Company, Parent and Merger Sub have entered into an Amendment No. 4 to the Merger Agreement, dated as of the date hereof (“Amendment No. 4 to the Merger Agreement”), which provides for, among other things, an amendment to the Merger Consideration, an extension of the Outside Date under the Merger Agreement and an additional Non-Exclusivity Period;
     WHEREAS, Sillerman Commercial Holdings Partnership, L.P., a party to the Management Cooperation Agreement, has transferred all of its shares of common stock of the Company to Robert F.X. Sillerman and no longer holds any interest in the Company;
     WHEREAS, pursuant to Section 9(b) of the Management Cooperation Agreement, the Company, acting through the Special Committee, and the Stockholders desire to further amend the Management Cooperation Agreement in connection with the changes set forth in Amendment No. 4 to the Merger Agreement and to remove Sillerman Commercial Holdings Partnership, L.P. as a party to the Management Cooperation Agreement.
     The recitals set forth in this Amendment No. 3 shall be incorporated into and shall form part of the Management Cooperation Agreement, as amended hereby.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Management Cooperation Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereby agree as follows:
     1. The last sentence of the second paragraph of the recitals set forth in the Management Cooperation Agreement shall be deleted in its entirety and replaced with the following:

“Capitalized terms used, but not defined, herein have the meanings ascribed to such terms in the Merger Agreement, as amended to date and as may be further amended from time to time.”
     2. The third paragraph of the recitals set forth in the Management Cooperation Agreement shall be deleted in its entirety and replaced with the following:
     “WHEREAS, pursuant to the terms and subject to the conditions of the Merger Agreement, the Company has the right (a) during the period beginning on May 27, 2008 and continuing until the Exclusivity Period Start Date (the “Non-Exclusivity Period”), to, among other things, (i) initiate, solicit and encourage Company Acquisition Proposals, (ii) enter into and maintain or continue discussions or negotiations with respect to Company Acquisition Proposals, and (iii) accept a Company Acquisition Proposal that the Board of Directors of the Company (acting through the Special Committee) believes in good faith is bona fide and is reasonably expected to result in a Company Acquisition Agreement that constitutes a Superior Proposal, or approve or recommend, or (provided that the Company has exercised its termination right under Section 8.1(f) of the Merger Agreement) execute or enter into, a Company Acquisition Agreement that constitutes a Superior Proposal (a “Permitted Agreement”);”
     3. Section 1(a) of the Management Cooperation Agreement shall be deleted in its entirety and replaced with the following:
     “(a) Until the Expiration Time (as defined in Section 6) (the “Support Period”), at every annual, special or other meeting (and at every adjournment and postponement thereof) of the stockholders of the Company, however called, and in any stockholder consent in lieu of a meeting or otherwise, such Stockholder will vote, or cause to be voted, all of such Stockholder’s Shares in favor of, as applicable (i) the adoption of the Merger Agreement (as it may be modified or amended from time to time) and the approval of the Merger contemplated thereby, and any actions required in furtherance thereof, or (ii) the adoption of any Permitted Agreement (as it may be modified or amended from time to time) and the approval of the transactions contemplated thereby, and any actions required in furtherance thereof, but only if such Permitted Agreement shall provide for consideration payable to the holders of Common Stock by the purchaser of such stock (the “Purchaser”) in an amount greater than $12.00 in cash per share of Common Stock (a “Permitted Alternative Agreement”).
     4. The following shall be added as a new Section 1(e) to the Management Cooperation Agreement:
     “(e) Each Stockholder hereby agrees that any consideration in excess of $12.00 per Share that would otherwise be payable to such Stockholder as a stockholder of the Company in connection with a Permitted Alternative Agreement (“Excess Consideration”) shall be paid to the holders of Common Stock in respect of each share of Common Stock held and for which consideration is required to be paid, as follows:
     (i) first, to the holders of Common Stock other than the Stockholders (the “Unaffiliated Stockholders”) until the amount of the consideration payable to such Unaffiliated Stockholders per share of Common Stock under the Permitted Alternative Agreement plus the amount of Excess Consideration per share of Common Stock distributed pursuant to this Section 3(e)(i) shall equal $13.25; and
     (ii) second, to the Stockholders and the Unaffiliated Stockholders pro rata.
Further, each of the Company and the Stockholders agrees to use its, his or her commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to give effect the payment of the Excess Consideration to the Unaffiliated Stockholders as contemplated in this Section 1(e).”
     5. Schedule I to the Management Cooperation Agreement shall be deleted in its entirety and replaced with Schedule I to this Amendment No. 3.
     6. Except as otherwise expressly set forth herein, nothing contained in this Amendment No. 3 shall be deemed to limit, amend, modify, waive or extend any of the rights, terms or obligations under the Management Cooperation Agreement.
     7. This Amendment No. 3 shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.
     8. EACH OF THE COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT NO. 3 OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY OR EACH STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AMENDMENT NO. 3.
     9. This Amendment No. 3 may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
[Signature page follows]

          IN WITNESS WHEREOF, each of the parties hereto has signed or caused this Amendment No. 3 to be signed by its respective duly authorized officer, as applicable, as of the date first written above.

CKX, INC.

By:	/s/ Thomas P. Benson Name: Thomas P. Benson
Title: Chief Financial Officer

/s/ Robert F. X. Sillerman

Name: Robert F. X. Sillerman

/s/ Laura Baudo Sillerman

Name: Laura Baudo Sillerman

SILLERMAN CAPITAL HOLDINGS L.P.

By: SILLERMAN CAPITAL HOLDINGS,
INC., its General Partner

By:	/s/ Robert F. X. Sillerman Name: Robert F. X. Sillerman
Title: President
[Signature Page to Amendment No. 3 to the Management Cooperation Agreement]

/s/ Michael G. Ferrel

Name: Michael G. Ferrel
[Signature Page to Amendment No. 3 to the Management Cooperation Agreement]

/s/ Mitchell J. Slater

Name: Mitchell J. Slater

Mitchell J. Slater 2004 GRAT

By:	/s/ Mitchell J. Slater Name: Mitchell J. Slater
Title: Trustee
[Signature Page to Amendment No. 3 to the Management Cooperation Agreement]

/s/ Howard J. Tytel

Name: Howard J. Tytel

/s/ Sandra Tytel

Name: Sandra Tytel
[Signature Page to Amendment No. 3 to the Management Cooperation Agreement]

/s/ Simon Fuller

Name: Simon Fuller
[Signature Page to Amendment No. 3 to the Management Cooperation Agreement]

/s/ Thomas P. Benson

Name: Thomas P. Benson